Exhibit 99

Media Contact:    Tom Robinson
   816-556-2902

Investor Contact:    Todd Allen
   816-556-2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

KANSAS CITY, MO, May 4, 2005 – Great Plains Energy Incorporated (NYSE:GXP) today announced first quarter 2005 earnings available for common shareholders of $19.8 million or $0.27 per share, compared to first quarter 2004 earnings of $26.9 million or $0.39 per share. Ongoing earnings, defined as Generally Accepted Accounting Principles (GAAP) earnings adjusted for certain unusual items, were also $19.8 million or $0.27 per share this year, compared to $29.1 million or $0.42 per share in the first quarter of 2004.

Scheduled plant maintenance in the first quarter of 2005, combined with less than normal scheduled maintenance in the first quarter last year, was the primary driver of lower earnings at Kansas City Power & Light (KCP&L) compared to the same quarter last year. Total plant outages led to 30% less wholesale MWh sales and 27% less wholesale revenue than in the same period last year. KCP&L maintenance expense also increased by $8.9 million compared to the same period last year due primarily to the plant outages and an ice storm in January.

Chairman Michael Chesser commented, “Although our front-end loaded maintenance schedule reduced KCP&L’s earnings in the first quarter, this is simply a timing issue, and we remain on track to deliver on our 2005 guidance. Additionally, maintenance efforts at our LaCygne and Iatan plants resulted in uprates of approximately 30 MW for KCP&L’s rated capacity.”

Kansas City Power & Light

During the first quarter, KCP&L, an integrated, regulated electric utility, announced the filing of its regulatory agreement with the Missouri Commission, which outlines the specifics of the Company’s $1.3 billion comprehensive energy plan. The energy plan includes building an 800-900 MW coal plant (of which KCP&L will own 500 MWs), 100-200 MWs of wind generation, environmental upgrades, and demand, efficiency and affordability programs. On April 28, 2005, KCP&L announced that it had signed and filed a substantially similar agreement with the Kansas Commission. The regulatory agreements provide funding mechanisms that are anticipated to preserve KCP&L’s credit quality and the Company’s financial strength.

KCP&L reported earnings for the first quarter of 2005 of $10.8 million or $0.15 per share, compared to $21.6 million or $0.31 per share in the same period of 2004. First quarter revenues were $233.2 million, down 5% from $246.5 million in the first quarter of 2004.

Retail revenues were flat at approximately $189 million in the first quarter of 2005, compared to the same period last year. Normalized for weather variances in both periods, KCP&L’s quarter over quarter retail revenue growth was just under 2%.

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In addition to the scheduled plant maintenance, the Wolf Creek nuclear facility also experienced a 10-day forced outage. As a result of these plant outages, net generation was down 8%, which was the primary driver for 30% fewer wholesale MWhs sold, compared to the first quarter of 2004. Most of KCP&L’s scheduled maintenance for 2005 was achieved in the first quarter, with Wolf Creek’s refueling outage and one other small scheduled outage to be completed in the second quarter of 2005, in addition to the mid-April completion of the LaCygne plant maintenance previously mentioned.

Pension expense was $1.9 million higher than in the first quarter of 2004. However, the $22 million pension cap contained in the regulatory agreements, once approved by the Commissions, is anticipated to result in approximately $2.5 million of first quarter 2005 pension expense being reclassified through the creation of a regulatory asset. First quarter taxes of $1.5 million were substantially lower compared to $12.3 million in 2004 driven by lower taxes at KCP&L. KCP&L’s income taxes decreased as a result of lower income, as well as a $1.5 million allocation of tax benefits from holding company losses pursuant to the Company’s inter-company tax allocation agreement.

Strategic Energy

Strategic Energy, a competitive electricity supplier, continues to experience a challenging market environment. Earnings for the first quarter were up 37% to $12.8 million or $0.17 per share, compared to $9.3 million or $0.13 per share last year. A $5.3 million net increase in fair value related to energy contracts and $1.2 million from the reversal of a tax reserve were the primary drivers of the earnings growth. These drivers increased gross margin per MWh by approximately $1.40 resulting in a $7.35 gross margin per MWh in the quarter compared to $6.85 in the same quarter last year. Gross margin per MWh on new business in the quarter was approximately $3.15 reflecting the continued impact of the challenging environment.

In some markets, wholesale power prices year-to-date have continued to rise faster than host utility rates. In markets where this occurs, the savings competitive suppliers can offer to customers are reduced or in some markets are unavailable. Additionally, in those markets where wholesale power prices are lower than host utility rates, Strategic Energy continues to face strong competition from other competitive suppliers.

Strategic Energy grew revenues by 6% during the first quarter to $311.8 million, compared to $294.5 million in the first quarter of 2004 due to increases in power prices and a 5% increase in MWhs delivered. The combination of first quarter MWhs delivered and backlog for the remainder of 2005 improved modestly to 16.6 million MWhs, up 1.2 million MWhs from the 2005 backlog reported at the end of the fourth quarter of 2004. The average length of contracts signed in the quarter was approximately 10 months, unchanged from the previous quarter. The customer retention rate decreased from 76% in the fourth quarter of 2004 to approximately 72% in the first quarter of 2005.

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Non-GAAP Financial Measure

Great Plains Energy provides in its earnings releases descriptions of “ongoing earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of ongoing earnings. Ongoing earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effect of certain unusual items. Ongoing earnings for historical periods are reconciled to GAAP earnings in Attachments B.

Great Plains Energy believes ongoing earnings provides to investors a useful indicator of its results that are comparable among periods because it excludes the effects of unusual items, which may occur on an irregular basis. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. Ongoing earnings is used internally to measure performance against budget, in reports for management and the board of directors, and in determining incentive compensation.

Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest, and Strategic Energy LLC, a competitive electricity supplier. The Company’s web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION — Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company’s actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company’s pension plan assets and costs; ability to maintain current credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence of forced generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)
Three Months Ended March 31	2005	2004

Operating Revenues	(thousands, except per share amounts)
Electric revenues - KCP&L	$233,215	$246,535
Electric revenues - Strategic Energy	311,316	294,111
Other revenues	583	832

Total	545,114	541,478

Operating Expenses
Fuel	41,490	40,600
Purchased power - KCP&L	11,490	12,467
Purchased power - Strategic Energy	277,866	264,354
Other	79,895	79,734
Maintenance	29,358	20,471
Depreciation and amortization	37,862	36,520
General taxes	25,856	24,721
Gain on property	(519)	(35)

Total	503,298	478,832

Operating income	41,816	62,646
Non-operating income	1,924	1,412
Non-operating expenses	(1,315)	(2,902)
Interest charges	(17,487)	(18,339)

Income from continuing operations before income taxes,
minority interest in subsidiaries and loss from equity
investments	24,938	42,817
Income taxes	(5,291)	(12,163)
Minority interest in subsidiaries	888	(845)
Loss from equity investments	(345)	(307)

Income from continuing operations	20,190	29,502
Discontinued operations, net of income taxes	-	(2,178)

Net income	20,190	27,324
Preferred stock dividend requirements	411	411

Earnings available for common shareholders	$19,779	$26,913

Average number of common shares outstanding	74,436	69,257
Basic and diluted earnings (loss) per common share
Continuing operations	$0.27	$0.42
Discontinued operations	-	(0.03)

Basic and diluted earnings per common share	$0.27	$0.39

Cash dividends per common share	$0.415	$0.415

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Attachment B

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended March 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share

	2005	2004	2005	2004

	(millions)
KCP&L	$10.8	$21.6	$0.15	$0.31
Strategic Energy	12.8	9.3	0.17	0.13
KLT Investments	3.0	3.2	0.04	0.05
Other	(6.4)	(4.6)	(0.09)	(0.06)

Income from continuing operations	20.2	29.5	0.27	0.43
KLT Gas discontinued operations,
net of income taxes	-	(2.2)	-	(0.03)
Preferred dividends	(0.4)	(0.4)	-	(0.01)

Earnings available for common shareholders	$19.8	$26.9	$0.27	$0.39

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$19.8	$26.9	$0.27	$0.39
Reconciling items
KLT Gas -- Discontinued operations	-	2.2	-	0.03

Ongoing earnings	$19.8	$29.1	$0.27	$0.42

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Attachment C

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended March 31, 2005
(Unaudited)

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other

	(millions)
Operating revenues	$545.1	$233.2	$311.8	$0.1
Fuel	(41.5)	(41.5)	-	-
Purchased power	(289.4)	(11.5)	(277.9)	-
Other operating expense	(135.0)	(118.2)	(10.7)	(6.1)
Depreciation and amortization	(37.9)	(36.3)	(1.5)	(0.1)
Gain on property	0.5	-	-	0.5

Operating income	41.8	25.7	21.7	(5.6)
Non-operating income (expenses)	0.6	0.3	0.4	(0.1)
Interest charges	(17.5)	(14.6)	(0.8)	(2.1)
Income taxes	(5.3)	(1.5)	(8.5)	4.7
Minority interest in subsidiaries	0.9	0.9	-	-
Loss from equity investments	(0.3)	-	-	(0.3)

Net income (loss)	$20.2	$10.8	$12.8	$(3.4)

Earnings (loss) per GPE common share	$0.27	$0.15	$0.17	$(0.05)

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Attachment D

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)
	March 31	December 31
	2005	2004

ASSETS	(thousands)
Current Assets
Cash and cash equivalents	$84,671	$127,129
Restricted cash	10,050	7,700
Receivables, net	284,156	247,184
Fuel inventories, at average cost	24,908	21,121
Materials and supplies, at average cost	55,704	54,432
Deferred income taxes	6,736	13,065
Assets of discontinued operations	-	749
Derivative instruments	30,745	6,372
Other	18,570	14,485

Total	515,540	492,237

Nonutility Property and Investments
Affordable housing limited partnerships	40,343	41,317
Nuclear decommissioning trust fund	85,112	84,148
Other	34,432	32,739

Total	159,887	158,204

Utility Plant, at Original Cost
Electric	4,857,076	4,841,355
Less-accumulated depreciation	2,239,908	2,196,835

Net utility plant in service	2,617,168	2,644,520
Construction work in progress	67,327	53,821
Nuclear fuel, net of amortization of $130,908 and $127,631	33,635	36,109

Total	2,718,130	2,734,450

Deferred Charges
Regulatory assets	144,901	144,345
Prepaid pension costs	111,673	119,811
Goodwill	86,767	86,767
Other deferred charges	70,035	63,087

Total	413,376	414,010

Total	$3,806,933	$3,798,901

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Attachment D continued

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)
	March 31	December 31
	2005	2004

LIABILITIES AND CAPITALIZATION	(thousands)
Current Liabilities
Notes payable	$17,000	$20,000
Commercial paper	9,200	-
Current maturities of long-term debt	398,505	253,230
EIRR bonds classified as current	85,922	85,922
Accounts payable	198,378	199,952
Accrued taxes	42,877	46,993
Accrued interest	13,051	11,598
Accrued payroll and vacations	23,569	32,462
Accrued refueling outage costs	14,903	13,180
Supplier collateral	10,050	7,700
Liabilities of discontinued operations	-	2,129
Other	27,933	24,931

Total	841,388	698,097

Deferred Credits and Other Liabilities
Deferred income taxes	640,151	632,160
Deferred investment tax credits	32,615	33,587
Asset retirement obligations	115,489	113,674
Pension liability	96,181	95,805
Other	89,577	88,524

Total	974,013	963,750

Capitalization
Common shareholders' equity
Common stock-150,000,000 shares authorized without par value
74,587,492 and 74,394,423 shares issued, stated value	771,181	765,482
Unearned compensation	(2,519)	(1,393)
Capital stock premium and expense	(32,060)	(32,112)
Retained earnings	440,378	451,491
Treasury stock-28,488 shares, at cost	(856)	(856)
Accumulated other comprehensive loss	(32,331)	(41,018)

Total	1,143,793	1,141,594
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000

Total	39,000	39,000
Long-term debt	808,739	956,460

Total	1,991,532	2,137,054

Commitments and Contingencies

Total	$3,806,933	$3,798,901

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